Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post Effective Amendment No. 2 to Registration Statement No. 333-150238 on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries for the year ended December 31, 2008, and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, appearing in the Annual Report on Form 10-K of Western Refining, Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in such Prospectus, which is part of such registration statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
March 13, 2009